Exhibit 77D

THE ROYCE FUND

Royce Select Fund II

        On February 15, 2011, The Board of Trustees of The Royce Fund voted to revise the non-fundamental investment policies of Royce Select Fund II, effective May 1, 2011, to restrict the Fund from investing more than 35% of its net assets in foreign securities.

THE ROYCE FUND

        On April 6, 2011, The Board of Trustees of The Royce Fund voted to amend the definition of "foreign securities", for purposes of each series' investment restrictions (other than Royce Global Value, Global Select, Global Dividend Value, International Smaller-Companies, International Micro-Cap, International Premier and European Smaller-Companies Funds), so that it is determined based on whether the headquarters of the Company are located outside the United States.

Royce Low-Priced Stock Fund, Royce Micro-Cap Fund, Royce Heritage Fund and Royce SMid-Cap Value Fund

        On April 6, 2011, The Board of Trustees of The Royce Fund voted to revise the non-fundamental investment policies of Royce Low-Priced Stock Fund, Royce Micro-Cap Fund, Royce Heritage Fund and Royce SMid-Cap Value Fund, effective May 1, 2011, to restrict the Fund from investing more than 35% of its net assets in foreign securities.

Royce Select Fund II

        On April 6, 2011, The Board of Trustees of The Royce Fund voted to revise the non-fundamental investment policies of Royce Select Fund II, effective May 1, 2011, to eliminate the Fund's investment restriction that otherwise would restrict the Fund from investing more than 35% of its net assets in foreign securities.